Exhibit 10.22

SETTLEMENT AND RELEASE AGREEMENT

This SETTLEMENT AND FULL RELEASE AGREEMENT, is entered into this 20th  day of November, 2015 (the “Agreement”) by and between: (i) Administración de Seguros de Salud de Puerto Rico (“ASES”), a public corporation of the Commonwealth of Puerto Rico with its physical address at Urbanización Caribe 1552, Avenida Ponce de León, Sec. el Cinco, Río Piedras, San Juan, Puerto Rico, represented by its Executive Director, Ricardo A. Rivera Cardona, and (ii) Triple-S Management Corporation (“Triple S Management”) a corporation duly organized and authorized to conduct business in Puerto Rico, having a place of business located at #1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00921, represented in this act by its Chief Operating Officer Roberto Garcia-Rodríguez, on behalf of its wholly owned subsidiaries (iii) Triple S Advantage, Inc. (“Triple S Advantage ”), previously known as American Health Inc., doing business as American Health Medicare, a for-profit insurance company organized and existing under the laws of the Commonwealth of Puerto Rico with its physical address at Triple-S Advantage Building, 3rd floor, Metro Office Park Lot 18, Guaynabo, Puerto Rico, represented by its President, Madeline Hernández Urquiza and (iv) Triple S Salud, Inc. (“Triple S Salud”) a for-profit insurance company organized and existing under the laws of the Commonwealth of Puerto Rico with its physical address at 1441 FD. Roosevelt Ave., 4th floor, Guaynabo, Puerto Rico, represented by its President, Pablo Almodóvar Scalley. Triple S Management, Triple S Advantage and Triple S Salud collectively will be referred herein as “Triple S”. ASES, Triple S Management, Triple S Advantage and Triple S Salud collectively will be referred herein as the “Parties”.

WHEREAS, on or about February 11, 2014, ASES issued a “Notice of Intention of Imposition of Sanctions” (the “Notice of Intention”) against Triple S Salud and Triple S Advantage pursuant to Sections 16 (Records Maintenance and Audit Rights), 17 (Confidentiality), 19 (Subcontracts and Provider Agreements for Covered Services), 21 (Intermediate Sanctions), and 26 (Compliance with Applicable Laws) of Contract Number 2015-00076, for allegedly compromising the confidentiality of Medicare Platino members’ health information (hereinafter, the “Incidents”).

WHEREAS, besides the Incidents contained in the aforementioned Notice of Intention of Imposition of Sanctions issued by ASES, both entities Triple S Salud and Triple S Advantage have notified other Incidents to ASES.

WHEREAS, this Agreement is limited to the Incidents contained in the Notice of Intention of Imposition of Sanctions and all Incidents that have been notified to ASES by Triple S, up to and including the date of execution of this Agreement.

WHEREAS, The Parties wish to resolve their dispute without further delay and without incurring in any further litigations expenses.

NOW, THEREFORE, in consideration of the agreements, promises, and warranties herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1.	Without any admission of liability by any of the Parties hereto, ASES and Triple S settle and close any and all issues, investigations, potential fines, fines, sanctions, corrective action plans, claims, lawsuits controversies or disputes, arising out of, due to, or in any way related or that could be related to any and all of the events giving rise to the issuance of the Notice of Intention and any and all Incidents notified or reported to ASES as of the date of this Agreement which are incorporated into this Agreement by this reference and attached hereto as Exhibit 1.

2.	Upon the signing of this Agreement, Triple S waives the procedural rights granted under ASES’ Regulation for the Imposition of Fines and Economic Sanctions and to Establish the Procedure to Resolve and Adjudicate the Related Complaints, Regulation Num. 8446 of February 3rd, 2014 and effective on March 3, 2014 (“Regulation 8446”), including but not limited to notice, hearing, and appeal procedures, with respect to the settled amount and solely with respect to the Incidents detailed in Exhibit 1.

3.	In consideration of, and subject to the mutual promises and covenants stated in this Agreement, Triple S agrees to make a payment in the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), (the “Payment”) in favor of ASES in full accord and satisfaction and settlement of any and all Incidents detailed in Exhibit 1, and any and all allegations, imputations, potential violation, arguments and conclusions known or unknown, fixed or contingent, or which may hereafter accrue or otherwise be accrued, on account of, or which may in any way arise out of the Notice of Intention and Incidents detailed in Exhibit 1 until today (the “Payment”). The Payment shall be made by check to the order of ASES from a bank doing business in the Commonwealth of Puerto Rico.

4.	Triple S shall deliver the Payment to ASES within five (5) working days following the execution of this Agreement. Should said execution be completed in different dates, the five (5) working days term shall start to accrue on the date that all Parties have signed this Agreement.

5.	This Agreement does not include incidents occurring or notified to ASES after the date of execution of this Agreement. Triple S may be subject to fines and/or sanctions for any Incident not included in the list provided in Exhibit 1, and subject to the terms and provisions of Regulation 8446 and the Puerto Rico Administrative Uniform Procedures Act. In any such future proceeding initiated by ASES, and except as otherwise prescribed by law or regulation, ASES may not use in any way or form or, make reference to this Agreement, the Notice of Intention, or any of the Incidents detailed in Exhibit 1.

6.	In consideration of, and subject to the mutual promises and covenants stated in this Agreement, and upon receipt of the Payment, forthwith ASES agrees to desist from issuing or imposing the fines and/or sanctions intended in the Notice of Intention, and/or any investigation, corrective action plan or any other measure related to or deriving from such Notice of Intention. ASES will also close and dismiss with prejudice all files related to the Notice of Intention and to the Incidents included in Exhibit 1, and terminate the investigative process in relation to such Incidents.

7.	ASES represents and warrants that there are no other pending or threatened investigation, notices of sanctions, fines, claims or judicial, administrative, extrajudicial actions, or actions of any kind against to or involving Triple S and its affiliates, derived from or related to the facts alleged in the Notice of Intention and/or the Incidents included in Exhibit 1.

8.	This Agreement will be construed under the laws of the Commonwealth of Puerto Rico and any applicable federal law or regulation. In the event that a court with jurisdiction finds any part, clause, or obligation in this document to be null, invalid, or unenforceable, the remainder of the Agreement will continue to be in full force and effect.

9.	Every one of the parts of this Agreement is binding upon the Parties and upon their heirs, assigns, successors, stockholders, parent companies, subsidiaries, principals, agents, employees, partners, insurance companies, and other persons or entities that in any way relate to the signatories.

10.	This Agreement may be executed in counterparts and every one of the copies will be deemed an original. In turn, every one of the originals will jointly be deemed one identical Agreement.

11.	This Agreement may be amended only by an instrument in writing signed by each of the Parties.

12.	Unless otherwise required by law, this Agreement does not constitute admissible evidence for any purpose in any proceeding or legal matter, except for the limited purpose of enforcing its provisions.

13.	ASES agrees that it will not use in any way or form or, make reference to this Agreement, the Notice of Intention or any of the Incidents detailed in Exhibit 1, in its current or future contractual relationship with Triple S or in any future Request for Proposal, bid or similar proceeding originated, created or administered by ASES.

14.	This Agreement does not modify, alter, change, or otherwise amend or novate the terms and conditions of the current agreements Triple S and its affiliates have with ASES for the provision of services under Government Health Plan or the Medicare Platino program. In addition, neither this Agreement, the Notice of Intention nor the Incidents detailed in Exhibit 1 will be used to interpret or construe the terms and provisions of current and future contracts between ASES and Triple-S and its affiliates.

15.	The Parties acknowledge to have carefully read, discussed, and understood the aspects and terms of this Agreement, including its final and binding effects, with their respective legal counsel. The Parties further concede that they are not relying on statements made by any of the Parties, their agents, representatives, or counsel, and that this Agreement constitutes the entire agreement between the parties, superseding all prior agreements, representations and understanding of the Parties, written or oral, relating exclusively to the subject matter of the Notice of Intention and subsequent Incidents included in Exhibit 1. The Parties have freely and voluntarily entered into this Agreement, without any coercion or intimidation. Accordingly, the language used in this Agreement will be deemed the language chosen by all Parties to express their mutual intent.

16.	Any statement, promise, understanding, representation or agreement that is not included in the written text of this Agreement, shall be null and void and shall be superseded by this Agreement.

17.	If any of the Parties fail to comply with the terms of this Agreement and obliges the other party to seek judicial relief to enforce it, the party so obliged will be entitled to a reimbursement from the defaulting party of the expenses, costs, and attorneys’ fees in which it incurs to assert its rights.

18.	Each party to this Agreement shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

19.	The Parties acknowledge that every one of these stipulated clauses is important and that without any of them, the Parties would not have entered into this Agreement.

20.	The Parties represent and warrant that: (i) they each have full power and authority to take, and have taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by them in connection with the transactions contemplated hereby, and to fulfill their obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any person or entity are required for the execution, delivery and performance of this Agreement; and (iii) this Agreement has been duly executed and delivered by them in accordance with the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, as of the date and year first above written.

Administración de Seguros de Salud de Puerto Rico		Triple S Management

By:	/s/ Ricardo A. Rivera-Cardona	By:	/s/ Roberto Garcia-Rodriguez
Ricardo A. Rivera Cardona		Roberto Garcia-Rodriguez
Executive Director		Chief Operating Officer
Date:	11/20/2015	Date:	11/20/2015

Triple S Salud, Inc.

		By:	/s/ Pablo Almodóvar-Scalley
Pablo Almodóvar Scalley
President & CEO
		Date:	11/20/2015

Triple S Advantage, Inc.

		By:	/s/ Madeline Hernandez Urquiza
Madeline Hernandez-Urquiza
President & CEO
		Date:	11/20/2015